EXCLUSIVE AGREEMENT FOR DISTRIBUTORSHIP
                                   BETWEEN
                     KIAN SENG HARDWARE TRADING PTE. LTD.
                               AND THE COMPANY
                            DATED FEBRUARY 6, 1996
                                  (MALAYSIA)

February 6, 1996



Mr. Fernando A.H. Ng                            EXCLUSIVE AGREEMENT
Kian Seng Hardware Trading Pte. Ltd.            FOR DISTRIBUTORSHIP IN
166/168, Simms Ave,                             MALAYSIA DATED
Singapore 387487                                FEBRUARY 6, 1996

Dear Mr. Ng:

This Agreement is made between Kian Seng Hardware Trading Ptd. Ltd. and TF Purifiner, Inc. It is agreed that TF Purifiner, Inc. U.S.A. will only appoint the above company as its exclusive Distributor of the Purifiner Products for Malaysia for a period of one year. Upon return to Malaysia, Kian Seng Hardware Trading Ptd. Ltd. will register the name "TF Purifiner (Malaysia) Sdn. Bhd.". Should the above parties decide to terminate this agreement, the name of TF Purifiner (Malaysia) Sdn. Bhd. will be assigned to TF Purifiner, Inc. (USA) or its designee. In January of 1997, Kian Seng Hardware Trading Ptd. Ltd. will submit a marketing plan for the markets it wishes to cover with minimum quantities for each of the markets. This marketing plan is to be approved by TF Purifiner, Inc. (USA) at which time, upon approval, TF Purifiner, Inc. (USA) will draw up a four year contract for Malaysia.

The following are the markets:

            1)    Marine
            2)    Industrial - Hydraulic - Fork Lifts - Cranes, etc.
            3)    Construction Equipment
            4)    Trucks
            5)    Buses
            6)    Automobiles

The above will exclude Military and Original Equipment Manufacturers (OEM's) such as engine companies, trucking, buses, automobiles, etc. that is made in Malaysia. If OEM are obtained and serviced by distributor than TF Purifiner, Inc. will pay a reasonable commission to the Distributor. In addition, TF Purifiner, Inc. cannot control any manufacturer that has TF Purifiner units installed outside of Malaysia and exported to Malaysia.

For the above, the Distributor will purchase (on February 6, 1996) twenty-five thousand dollars U.S. of TF Purifiner products to be paid in full within two weeks of today's date or no later than February 20, 1996. This order for $25,000.00 will be for the first three months of the contract. On May 6, 1996, August 6, 1996 and November 6, 1996, additional orders of not less than $25,000 will be placed and paid for via wire transfer for a total of $100,000.00 for the year.

This Agreement will become null and void should money for each shipment not be wire transferred into the account of TF Purifiner, Inc. by the following dates:
May 6, 1996, August 6, 1996 and November 6. 1996.  Banking  information for wire
transfer is as follows: [      ]

Should any dispute arise as to contents of contract, it shall be construed by Florida Law USA. The dispute shall be by arbitration by the American Arbitration Board of not less than three arbitrators. The decision will be final and all legal costs will be paid by the loser of said arbitration.

Accepted and Agreed by:



------------------------------            ------------------------------
Richard C. Ford, President                Mr. Fernando A.H. Ng for
TF Purifiner, Inc.                        Kian Seng Hardware Trading Ptd.
                                          Ltd.

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Date                                      Date